UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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FNB Corporation

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In connection with its proposed merger of equals with Virginia Financial Group, Inc., FNB Corporation has updated its internal intranet website to include the following newsletter, which was prepared jointly by FNB Corporation and Virginia Financial Group, Inc.

September 2007

At our joint companywide conference call announcing the merger on July 27, the timeframe for decisions was shared regarding the support departments’ structures for the new bank.

Management is currently developing the department organization structures to support the new bank. Recommendations on these organization structures, including the number of positions, types of positions, and location of positions are currently being evaluated. Our goal is to begin communicating the department organization charts to employees in support departments on October 15, 2007.

“I’m excited about the opportunities a merger of equals brings, especially with the added benefit of locating the Operations Center in Christiansburg. As the largest independent bank holding company based in Virginia, not only will our stockholders and customers benefit from this stronger combined company, so do we as employees.”

VP, Operations, FNB

“This merger will have many exciting opportunities for our customers, our employees and our shareholders. Our customers will have a wider network of branches and ATMs to use, almost from one end of the state to the other. Our employees will have more internal peers to network to help in the achievement of our goal of being the best bank in Virginia. Our shareholders will benefit from a larger company with additional capital resources and opportunities for enhanced value both in terms of potential growth in dividend income and market value.”

Senior Vice President, VFG

Integration Consultants

Given the importance of the successful and timely completion of the MOE and the scale of the tasks involved, we have decided to ask for assistance from a third party. We have interviewed four nationally recognized consulting firms that are well known and widely respected in the area of merger integration. Initial telephone interviews were conducted recently and the four firms were narrowed to two. On Monday, August 27, a final round of brief interviews was conducted and one firm – Ernst & Webb from Cincinnati – has been selected to assist with the integration. Areas where Ernst & Webb will assist include the conversion of the core processor, the conversion of the three bank charters into one and the integration of the various functional groups across the new company. We expect E&W to be on site and working beside us for roughly the next seven or eight months.

“The proposed merger of equals will provide a wonderful opportunity for employees and customers alike. Our new company will expand the tradition of core values we are proud of.”

Branch Administrator, VFG

“I am very pleased that our Directors chose to put together a merger of equals rather than a sale to a regional bank. With this merger, they have not only enhanced shareholder value but also made sure they protected FNB employees and customers. Employees will have better opportunities for growth and advancement. Customers will benefit from a broader offering of services while still working with the same people they know and trust. A sale to a regional bank would have resulted in massive job loss and customers would end up walking into branches where they do not know anyone.”

Executive VP, Director of Wealth Management, FNB

“I have been with the bank (Salem Bank & Trust and now FNB) since 1979 and hope this is the company I will retire from. I believe this merger of equals between FNB and VFG will make this possible. I think we have to grow to keep from becoming stagnant and I truly believe this is a very good opportunity for FNB employees and our customers. Our customers will continue to receive the personal and caring attention they expect, deserve and receive from our employees. This will be possible because this merger will allow us to keep all our branches open and the Operations Center will remain here locally. I also think our shareholders will benefit because as we continue to grow our stock price will only increase.”

Executive Assistant to the President, FNB

Relative to our agreement to merge our two companies to form the largest Virginia headquartered bank, we have selected an outside firm to assist our management teams in making critical decisions concerning the new company name, logo, tagline, attendant brand development initiatives and external client communications.

This firm, Mills Financial Marketing, will be engaged to help facilitate our creation of strategic, unique brand architecture and recommend the optimal approach to brand formulation for our company. Effective brand positioning and messaging development, including a name and tagline which resonates within the communities we serve, is essential for differentiation in our highly competitive markets. This firm will provide effective customized market research to test positioning and messaging facilitation tied to a name and tagline. This market research validation will help ensure our success in the application of a new durable brand and provide a competitive advantage for the future.

Brand integration over vital channels and touch points is essential. The professional strategic recommendations provided by a specialized branding company will enable us to accomplish our goals of successful consolidation with a strong corporate identity that will add depth and value to our company’s product offerings. Building a relevant and powerful brand entails a component of business science based on extensive study and a “blueprint” for the process of developing a consistent message about our company’s culture and value proposition, which can impact the generation of increased revenue. An objective, dispassionate recommendation can help position us for long term growth.

Three firms were asked to propose the methodology and structure for driving this initiative. A committee of executives from each company and directors of each company reviewed the proposals and selected the frontrunner firm based on those proposals offered. Now, the real work will begin to carry out the attendant research and make recommendations for the building of our new brand identity. Our goal is that this new brand will reflect our continuing committment to our customers and the communitites that we serve.

“I feel the merger of equals will result in a unified organization that will greatly improve our financial and strategic goals and allow us to provide superior customer service.”

Manager of Application Delivery, VFG

Thoughts to share from Ed

We have all been busy working toward the successful completion of our merger; therefore it is easy to forget what we together have accomplished and will accomplish in the coming years. I want to share with you an uplifting experience I had at the Virginia Bankers Association Board Meeting on September 11th.

The chairman of the VBA took a moment before starting the agenda to recognize what FNB and VFG had done; stating, “We had now put a big bank back in Virginia… which has been long overdue”. The full board gave us a round of applause. It would be inappropriate for me to have experienced this event and not shared it with you. I wish all of you could have been there. In a small way, I hope this acknowledgement from our fellow bankers eases the workload a small bit.

Thoughts to share from Bill

The announcement of our transaction has been received as good news in the FNB markets. Even though there is some opposition to the transaction the people I talk to, with few exceptions, feel as though we are joining forces with a like-minded company that is focused on doing the right thing for shareholders, customers, employees and the communities we serve. The recognition Ed referred to is an example of how our decision to merge is appreciated by many people. At FNB we say to our employees “You’re the reason I came to work today.” I feel the same way about our associates at VFG.

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An integral factor of success for any merger of two companies is the acceptance of and positive reaction to that merger by the employees of each respective merger partner. This is unquestionably true in our customer service driven business. To keep our employees as informed as possible throughout this process, your executives have agreed that we want to offer to all employees a continuous stream of communication as decisions are made and individual initiatives are planned and executed. Our joint goal is to provide information in a well timed method.

As one of our first efforts at communicating our goals and objectives to employees, we held a joint manager’s meeting on August 11, 2007. All managers and officers of FNB and VFG were invited to this Saturday meeting. The meeting was not mandatory. However, 257 officers and managers from both companies chose to attend.

Litz Van Dyke, Executive Vice President and Chief Operating Officer for VFG, opened the meeting and welcomed everyone. He, indeed, helped set the tone for this meeting by inserting humor and motivating comments. Bill Heath, the designated Chairman of the Board for our combined company, offered inspirational remarks regarding this historical moment. I had the distinct pleasure of introducing the management team and reviewing an organizational chart with assigned roles inserted to the extent that these roles have been designated. A few key positions remain to be assigned. Both Bill Heath and I reviewed for the group a brief history of the individual companies and our substantially comparable cultures. Jeff Farrar, Executive Vice President and Chief Financial Officer of VFG, facilitated a powerful overview of the most current investor presentation. Greg Feldmann, the selected President of the newly combined bank, presented his impressive vision for the bank. As was planned, the attendees broke for lunch and dined at assigned tables with counterparts from the individual institutions, to get to know each other and to learn about the operations of each individual department.

My impression of the overall employee reaction at this meeting to the information provided regarding the combination of our two companies was quite positive. There was excitement at an extraordinary level. The enthusiasm and energy, obvious to all, was certainly gratifying. It is my belief that the zeal and eagerness displayed by the combined group of managers and officers at this initial employee meeting will provide great support for building the foundation of a successful merger initiative.

“As part of my relocation from central Missouri seven years ago, I searched the New River Valley for an employer with stable financial footings, forward looking management and a focus on the communities in which they do business. I found all of this with FNB Corporation.

I applaud our Board of Directors and senior management with this continued forward looking aspect in the structuring of the “Merger of Equals” transaction with Virginia Financial Group. From discussions with my counterparts with VFG, they too are community minded, wanting to provide exceptional service to their clients. I view this merger of two companies with similar customer focus as a “win – win” scenario. The new company benefits by doubling our revenue base with minimal market overlap, while our customers benefit through our ability to show them a better offering of products and services through the same delivery system with which they are familiar. This transaction will allow the company to compete from a position of strength in an ever-evolving financial environment, therefore allowing us to better control our destiny.”

Senior Vice President and Commercial Relationship Manager, FNB

“We are all looking forward to this, as we will be one of the largest VA locally owned banks around. This is good for us and you! We will have a greater lending ability, and have a lot more branches as well.”

CSR, VFG

At the same time that we will be converting the core processor, we also plan to convert the charters of First National Bank, Planters Bank and Trust and Second Bank and Trust into one state bank charter. This transformation will free resources that would otherwise be consumed with bank exams for multiple charters, and numerous other duplications of resources. Typically described as “collapsing the charters,” this change reaps considerable benefits for employees, customers and shareholders. This transformation is also expected to carry through the proposed timeframe.

“I was very happy and almost relieved to learn of our upcoming merger with Virginia Financial Group. Having worked for a large regional bank and participating on merger support teams, it was sometimes unpleasant to witness many people losing their jobs and community banks like ours swallowed up never to have an identity again. With this merger, we will remain together and partner with another institution like us. How great that our banking style will carry on at a bigger and better level, encompassing all of Virginia.”

VP, Retail Office Manager, FNB

“As a merger of equals between FNB and VFG, we will be provided the ability to expand our current markets and growth opportunities now and in the future. In this challenging world of Bank mergers and acquisitions, I am pleased this opportunity has been created between partners who share common goals and philosophies”.

SVP, Real Estate Finance Manager, FNB

“With this merger we will bring together the experience and strengths of two 100 year old Virginia Community Banks. As a bank employee, I think that is something we should take pride in. The merger will also increase our ability to live up to, what I believe to be, a fiduciary responsibility to our customers by remaining a trusted and community focused financial institution.”

Assistant VP, Retail Office Manager, FNB

“The merger of Virginia Financial and FNB is an exciting time for everyone involved. It is not often that two strong companies with such common cultures can complete a merger of equals. The merger will benefit our customers by offering additional Financial Centers and ATM locations. Our employees will benefit by having advanced technology to help us better serve our customers. Our stockholders will benefit from the merger as we take the “best practices” of each financial institution to create the most efficient and profitable financial institution in Virginia.”

VP, Retail Office Manager, FNB

“Virginia Financial Group has wonderful employees and a magnificent vision for the future. Our merging with FNB will not only present more resources for organizational growth, but will expand the opportunities available for personal development. I’m truly excited to work with this organization and be a part of building something grand!”

HR Generalist, VFG

“The Merger of Equals with VFGI brings together two close allies with common goals, which in turn, promises to bring more opportunities and brighter futures for our footprint in the state of Virginia. While still maintaining our community image and involvement, our market will appeal to a much larger customer base”.

VP, Senior Retail Office Manager, FNB

Core Processor Information

The daily functioning of your institution is supported by the core processors. For FNB, the core processor is Jack Henry and for VFG it is ITI. Both of these processing partners are nationally recognized with solid reputations. In the course of integrating our two companies, one core processor will be selected for the operations of the entire new company. The selection process and the conversion to the selected partner are formidable tasks.

As noted previously, we have decided to enlist the assistance of a third party integration consultant to be sure that we objectively consider all aspects of the selection and to make the transition to one single core processor as seamless as possible for employees and customers alike. While the system selection process will take about a month, the system conversion will likely take the next seven months.

I am excited about the merger and the opportunities that will be opened up to the new customers within our Lynchburg area. It is refreshing to see a blending of two great community banks still ensuring a commitment to the Virginia market. We have not forgotten our roots but will continue to branch out in our native land. I am thrilled to have more partners that I can call upon to benefit our customers. Our ATM network is growing and it will be welcomed with open arms from our customers as they travel throughout our Commonwealth.

VP, Regional Retail Manager, FNB

“From a mortgage perspective, I am looking forward to the opportunities we will gain during these challenging times because of the new synergies and combined strength that this merger offers. When you combine two already solid companies and take a “best practices” management approach, the outcome will surely be a win/win situation. It will be good for us, and I believe really good for our clients.”

Mortgage Division Manager, VFG

Change is not easy to embrace. However, when change comes and you take it on directly with a positive attitude, then a better outcome will occur for you personally and for the overall organization. I must admit that I have emotional attachments to FNB and have been loyal to its name and its commitment in our communities. We have a wonderful 100 year history at FNB and, through devotion to our customers, we have dominated as a banking institution in our community. When we reached dominant market share of 40+% in Montgomery County, FNB formed its holding company, in order to reach out to other communities.

When I look at our merger, there are two more dominant 100+ year old banking institutions, Planters Bank in Staunton, and Second Bank in Culpeper, that will also have to give up their honorable, valued names in the merger. They are like-minded institutions that cherish their community ties and value their customers. We have much to gain with a positive attitude about joining forces with others that share our same values, seek out the best practices among our institutions, and continue our like-minded community spirit. No one does more for our community than FNB employees through countless hours of volunteerism to create the “better good.” We have a right to be proud to merge forces with two other banks that share our community commitment.

An earlier FNB marketing slogan was: “We are neighbors helping neighbors.” Neighbors never go away, they remain there, so you better take good care of a good communication flow with your neighbor. That same philosophy of taking care of my customers, as valued neighbors, has driven my community activities, and driven my work ethic to give my best effort to our valued customers. We all have special customer relationships both within the Bank, and in our customer contacts that will not be lost in any merger. We will remain “neighbors helping neighbors.”

Senior Vice President & Portfolio Manager, FNB Wealth Management

“Being part of a growing company is exciting! The merger provides us with an opportunity to expand into new areas, broaden our reach and share best practices between two equals in the financial services industry. I look forward to seeing what we can accomplish together.”

VP, Area Branch Manager, VFG

Additional Information about the Merger and Where to Find It

This communication is being made in respect of the proposed merger of FNB and VFG. In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the SEC) a Registration Statement on Form S-4 (Registration No. 333-146249) to register the shares of VFG common stock to be issued to the shareholders of FNB in the transaction, which includes a joint proxy statement/prospectus. The definitive joint proxy statement/prospectus will be mailed to the shareholders of FNB and VFG seeking their approval of the merger. In addition, each of FNB and VFG may file other relevant documents concerning the proposed merger with the SEC.

INVESTORS AND SECURITY HOLDERS OF FNB AND VFG ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS TO THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT FNB, VFG AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus through the website maintained by the SEC at http://www.sec.gov. Free copies of the joint proxy statement/prospectus also may be obtained by directing a request by telephone or mail to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or Virginia Financial Group, Inc., 1807 Seminole Trail, Suite 104, Charlottesville, Virginia 22901, Attention: Investor Relations (telephone: (434) 964-2211) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings” or VFG’s website at http://www.vfgi.net under “SEC Filings and Other Documents.”

FNB and VFG and their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of FNB and/or VFG in connection with the merger. Information about the directors and executive officers of FNB is set forth in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007. Information about the directors and executive officers of VFG is set forth in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007. Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

The information on FNB’s and VFG’s websites is not, and shall not be deemed to be, a part of this communication or incorporated into the filings either company makes with the SEC.

Statements made in this communication, other than those concerning historical financial information, may be considered forward-looking statements, which speak only as of the date of this communication and are based on current expectations and involve a number of assumptions. These include statements as to the anticipated benefits of the merger, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger or regarding future results or expectations. FNB and VFG intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of these safe harbor provisions. FNB’s and VFG’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the businesses of FNB and/or VFG may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) customer and employee relationships and business operations may be disrupted by the merger; (5) the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger on the expected timeframe may be more difficult, time-consuming or costly than expected; (6) changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the companies’ respective market areas; their implementation of new technologies; their ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines, and (7) other risk factors detailed from time to time in filings made by FNB and VFG with the SEC. FNB and VFG undertake no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.